EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-277875) of BRT Apartments Corp.,
(2) Registration Statement (Form S-3 No. 333-265591) of BRT Apartments Corp.,
(3)    Registration Statement (Form S-8 No. 333-265585) pertaining to the BRT Apartments Corp. 2022 Incentive Plan,
(4)    Registration Statement (Form S-8 No. 333-249914) pertaining to the BRT Apartments Corp. 2020 Incentive Plan, and
(5)    Registration Statement (Form S-8 No. 333-223620) pertaining to the BRT Apartments Corp. 2018 Incentive Plan;
of our report dated March 14, 2024, with respect to the consolidated financial statements of BRT Apartments Corp. included in this Annual Report (Form 10-K) of BRT Apartments Corp. for the year ended December 31, 2023.
/s/ Ernst & Young LLP
New York, New York
March 14, 2024